Nematron Reports Improved 2002 Operating Results

Ann Arbor, MI, March 31, 2003: Nematron Corporation (Amex: NMN) today reported improved fourth quarter and year ended December 31, 2002 operating results.
     Revenues in the fourth quarter 2002 totaled $3,281,000, a decrease of $353,000, or 9.7%, over the comparable 2001 quarter. Net loss in the fourth quarter of 2002 totaled $1,122,000 ($0.07 per diluted share) compared to a net loss in the fourth quarter of 2001 totaling $3,786,000 ($0.24 per diluted share) that included a $1.9 million non-cash charge to record the impairment loss attributable to capitalized software development costs; absent such non-cash provision for impairment, the fourth quarter 2001 loss would have been $1,886,000 ($0.12 per diluted share).
     Revenues for the full year 2002 totaled $14.9 million, a decrease of $2.7 million, or 15.2%, compared to $17.5 million in 2001. Net loss for 2002 totaled $3.1 million ($0.20 per diluted share) representing a reduction of $3.9 million, or 55.9%, from the net loss of $7.1 million ($0.46 per diluted share) in 2001. The decrease in revenue in both the current quarter and the full year resulted primarily from customers' reductions of their capital spending budgets and program spending in light of the poor economic climate for industrial control products and services, especially in the automotive sector, a traditional stronghold for the Company. The quarterly and full year increases in net operating results compared to year ago periods results primarily from the effects of cost and expense reductions implemented throughout the year and net margin improvements because of product mix and cost controls.
     "The Company faced several hurdles this past year, including a continuing decrease in demand for our products and services, postponements of major programs by significant customers and our need to invest in new products," said Matthew Galvez, President and CEO "The difficult economic situation in our target markets throughout the year caused us to constantly challenge all parts of our business in the last two years. We managed these challenges proactively by reducing product costs and operating expenses, reducing staffing levels and carefully allocating available resources. We continued our product development activities at robust levels, and these initiatives resulted in an improved product portfolio. We enhanced the Delta Series, RackMount and ShoeBox industrial computers to improve their capabilities and make them more competitive in the marketplace, we introduced a cost effective new PowerView line of touchscreen HMI devices, and made significant progress on several exciting new products to be introduced in the near term. With the continued strengthening of our sales channels and with these new and enhanced products for a discerning marketplace, we remain firmly committed to our strategic plans."
     Gross profit margin was 18.4% in the fourth quarter 2002 compared to a negative 42.2% in the year earlier period. For the full year 2002, gross profit margin was 24.5% compared to 7.2% in 2001. Absent the fourth quarter 2001 non-cash capitalized software impairment charge, gross margin in the fourth quarter 2001 would have been 10.1% and 18.1% for the full year 2001. These margin improvements in 2002 result primarily from improvements in product mix and from cost reductions achieved in the current periods.
     Operating expenses increased $44,000, or 3.0%, to $1,501,000 in the fourth quarter of 2002 compared to $1,457,000 in the fourth quarter of 2001. Included in the current results is a non-cash charge of $150,000 for goodwill impairment. Absent this charge, operating expenses decreased $106,000 as the Company better matched outlays with the revenue declines during the periods. Operating expenses decreased $840,000, or 12.6%, to $5,672,000 in 2002 compared to $6,662,000 in
2001 resulting from cost controls.
     Interest expense decreased $513,000 to $197,000 in the fourth quarter of 2002 compared to $710,000 in the comparable 2001 quarter resulting from the absence of non-cash interest charges related to the issuance of warrants in the fourth quarter of 2001. Interest expense decreased $660,000, or 41.5%, to $928,000 in 2002 compared to $1,588,000 in 2001 because of a decrease of $692,000 in 2002 of non-cash charge resulting from beneficial conversion features of warrants sold during the periods presented.
     The discussion in this news release may constitute forward-looking statements within the meaning of the federal securities laws. While management believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on current management expectations and are subject to risks and uncertainties. These risks and uncertainties include the following: a decline of economic conditions in general and in automotive markets in particular, competitive factors, latent product defects, customer acceptance levels of new products, delays in new product introductions, changes in customer requirements and additional factors described in the Company's SEC reports.
     Nematron has been setting the standard in PC-based control solutions and operator interface applications since the birth of the industry. Nematron is the only company that manufactures a full line of embedded or open architecture control solutions. For additional information about Nematron, visit web site http://www.nematron.com.
     Comparative financial data for the periods discussed herein follows.

Operations Data (Dollars in thousands, except per share data):

                                           Quarter Ended December 31,                  Year Ended December 31,
                                           --------------------------                  -----------------------
                                          2002      2001      % Change             2002         2001      % Change
                                          ----      ----      --------             ----         ----      --------

Net revenues                              $3,281    $3,634       (9.7)%          $14,867      $17,542      (15.2)%

Cost of revenues - recurring               2,676     3,266      (18.1)            11,221       14,373      (21.9)
Write-off of capitalized software             -0-    1,900                            -0-       1,900
                                         -------   -------                       -------      -------
   Total cost of revenues                  2,676     5,166      (48.2)            11,221       16,273      (31.0)
                                         -------   -------                       -------      -------
Gross profit (loss)                          605    (1,532)       n/m              3,646        1,269      187.4
       Gross margin percentage             18.4%    (42.2)%                         24.5%         7.2%
Operating expenses:
  Software development costs                 175       161        8.6                721          591       22.1
  Selling, general and administrative      1,326     1,296        2.3              5,101        6,071      (16.0)
                                         -------   -------                       -------      -------
    Total operating expenses               1,501     1,457        3.0              5,822        6,662      (12.6)
                                         -------   -------                       -------      -------
Operating loss                              (896)   (2,989)     (70.0)            (2,176)      (5,393)     (59.7)
Interest expense                            (197)     (710)     (72.2)              (928)      (1,588)     (41.5)
Other income (expense)                       (29)      (87)     (66.7)                (9)         (77)     (88.1)
                                         -------   -------                       -------      -------

Net loss                                 $(1,122)  $(3,786)     (70.4)           $(3,113)     $(7,058)     (55.9)
                                         =======   =======                       =======      =======

EBITDA (Loss before interest, taxes,
 depreciation and amortization):           $(713)    $(669)                      $(1,269)     $(1,504)

Loss per share - basic & diluted         $(0.07)   $(0.24)                        $(0.20)      $(0.46)
Weighted shares O/S - basic & diluted     15,744    15,744                        15,744       15,259

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